                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               Acadia Realty Trust
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                              ACADIA REALTY TRUST
                           20 SOUNDVIEW MARKETPLACE
                        PORT WASHINGTON, NEW YORK 11050

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JUNE 16, 1999


TO OUR SHAREHOLDERS:

     Please take notice that the Annual Meeting of Shareholders of Acadia Realty Trust will be held on Wednesday, June 16, 1999, at 10:00 a.m., local time, at the offices of Donaldson, Lufkin & Jenrette, which are located at 277 Park Avenue, New York, NY 10172, for the purpose of considering and voting upon:

    1. The election of seven trustees to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

    2. The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 1999;

     3. The approval of the Company's 1999 Share Incentive Plan; and

     4. Such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The record date for determining shareholders entitled to notice of, and to vote at, such Annual Meeting is the close of business April 15, 1999

     Your attention is directed to the accompanying Proxy Statement and Proxy.


                                   By order of the Board of Trustees,


                                   /s/ Robert Masters
                                   -------------------------
                                   Robert Masters, Secretary

April 30, 1999

PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                              ACADIA REALTY TRUST
                           20 SOUNDVIEW MARKETPLACE
                        PORT WASHINGTON, NEW YORK 11050


                                PROXY STATEMENT
                                    FOR THE
                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                 JUNE 16, 1999


                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Trustees of Acadia Realty Trust (the "Company") for use at the Annual Meeting of its shareholders scheduled to be held on Wednesday, June 16, 1999, at 10:00 a.m., local time, or any postponement or adjournment thereof (the "Annual Meeting"). This Proxy Statement and accompanying form of proxy were first sent to shareholders on or about April 30, 1999.

     The Company will bear the costs of the solicitation of its proxies in connection with the Annual Meeting, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation of proxies by mail, proxies in connection with the Annual Meeting may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. Arrangements have been made with brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common shares of beneficial interest, par value $.001 per share, of the Company, held of record by such persons or firms, and in connection therewith, such persons or firms will be reimbursed for their reasonable out-of-pocket expenses in forwarding such materials.

     All properly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the specification thereon. If no specification is made, signed proxies will be voted "FOR" the election of the nominee for trustee listed below and approval of the proposals set forth in the Notice of Annual Meeting of the Shareholders of the Company. Any shareholder executing and delivering a proxy has the right to revoke such proxy at any time prior to the voting thereof by notice to the Company. In addition, although the mere attendance at the Annual Meeting will not revoke a proxy, a person present at the Annual Meeting may withdraw his or her proxy and vote at that time in person.

                     OUTSTANDING SHARES AND VOTING RIGHTS

     The outstanding capital stock of the Company on April 20, 1999 consisted of 25,419,215 shares of common shares of beneficial interest, par value $.001 per share, of the Company (the "Common Shares"). Holders of Common Shares are entitled to one vote for each Common Share registered in their names on the record date. The Board of Trustees of the Company (the "Board of Trustees") has fixed the close of business on April 15, 1999 as the record date for determination of shareholders entitled to notice of and to vote at the meeting. The presence, in person or by proxy, of the holders of Common Shares entitled to cast at least a majority of the outstanding Common Shares on April 15, 1999 will constitute a quorum to transact business at the Annual Meeting.

     The affirmative vote of the holders of a majority of the issued and outstanding Common Shares entitled to vote is required to approve and adopt the Company's 1999 Share Incentive Plan (the "1999 Share Incentive Plan") and to ratify the appointment of Ernst & Young LLP as independent auditors. The approval of a plurality of the votes cast by holders of Common Shares in person or by proxy at the Annual Meeting in the election of trustees will be required to approve the nominees for trustee at the Annual Meeting. There is no cumulative voting in the election of trustees.

     Proxies marked "abstain" and which have not voted on a particular proposal are included in determining a quorum for the Annual Meeting. Abstentions and broker non-votes are not treated as votes cast in the election of trustees, and thus are not equivalent of votes against a nominee. An abstention will be counted as present at


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

the Annual Meeting and is the equivalent of a vote against matters other than the election of trustees (i.e., to take affirmative action, the number of affirmative votes must exceed the combined number of "no votes" and abstentions). For all matters on which a vote of a majority of the Common Shares outstanding and entitled to vote is required (i.e., ratification of Ernst & Young LLP as independent auditors and approval and adoption of the 1999 Share Incentive Plan), broker non-votes will have the same effect as a vote against the proposal. Broker non-votes on any matter on which the affirmative vote of a plurality or a majority of the votes cast at a meeting is required will not affect the vote with respect to that matter.

                                RDC TRANSACTION

     On August 12, 1998, the Company and its majority owned subsidiary, a Delaware limited partnership of which the Company serves as general partner (the "Operating Partnership"), consummated the transactions (the "RDC Transaction") contemplated by the Contribution and Share Purchase Agreement dated April 15, 1998 (the "Agreement") among the Company, the Operating Partnership and certain entities affiliated with RD Capital, Inc., a Delaware corporation ("RDC"). The closing (the "Closing") of the RDC Transaction followed the Company's annual meeting the same day at which the Company shareholders approved the RDC Transaction.

     At the Closing of the RDC Transaction, the Company issued to RD Properties, L.P. VI, RD Properties, L.P. VIA and RD Properties, L.P. VIB (collectively, the "RDC Funds") an aggregate of 13,333,333 newly issued Common Shares, in exchange for a $100 million cash investment. In addition, RDC and other entities affiliated with RDC (certain of which Ross Dworman and Kenneth
F. Bernstein were controlling principals) were issued Common Shares and units of limited partnership interest in the Operating Partnership ("Units") in exchange for interests in certain properties and other assets owned by such entities. As a result, the RDC Funds collectively beneficially owned approximately 63.2% of the Common Shares issued and outstanding as of the Closing. Furthermore, the RDC Funds, together with such other affiliates of RDC, beneficially owned approximately 72.2% of the Common Shares issued and outstanding as of the Closing, after giving effect to the conversion of the Units into Common Shares. As a result of the number of Common Shares to be beneficially owned by the RDC Funds, prior to the Closing and pursuant to the Agreement, the Board of Trustees exempted (i) the RDC Funds, and (ii) the other affiliates of RDC which received Units (which, upon exchange of such Units into Common Shares, would exceed the excess share limitations) from the excess share limitations of the Company's Declaration of Trust. Pursuant to the Agreement, the RDC Funds granted to each of their respective partners a proxy, appointing such partners as proxy to vote the Common Shares to which such partners would be entitled assuming a dissolution of the RDC Funds. See "Certain Relationships and Related Transactions."

     Following the completion of the RDC Transaction, the Company changed its name from Mark Centers Trust to Acadia Realty Trust and the name of the Operating Partnership was changed from Mark Centers Limited Partnership to Acadia Realty Limited Partnership.

                      PROPOSAL 1 -- ELECTION OF TRUSTEES

     The Bylaws provide that the Board of Trustees may be composed of up to a maximum of 15 members. The Board of Trustees currently consists of seven trustees, each of whom serves until the next annual meeting of shareholders and until his successor is duly elected and qualified. Election of each trustee requires the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. As stated elsewhere herein, the enclosed proxy will be voted for the election as trustee of each nominee whose name is set forth below unless a contrary instruction is given. All of the nominees currently serve as trustees of the Company. Management believes that all of its nominees are willing and able to serve the Company as a trustee. If any nominee at the time of election is unable or unwilling to serve or is otherwise unavailable for election, and as a consequence thereof, other nominees are designated, the persons named in the enclosed proxy or their substitutes will have the discretion and authority to vote or refrain from voting for other nominees in accordance with their judgment. The Board of Trustees does not have a nominating committee.

     The following is a brief description of the nominees for election as trustees of the Company.

     Ross Dworman, age 38, has been Chairman and Chief Executive Officer of the Company since August 1998. From 1987 to August 1998, he was President and Chief Executive Officer of RDC. From 1984 to 1987,

Mr. Dworman was an associate at Odyssey Partners, L.P., a hedge fund engaged in leveraged buy-outs and real estate investment, and from 1981 until 1984, he was a Financial Analyst for Salomon, Inc. Mr. Dworman received his Bachelor of Arts Degree from the University of Pennsylvania.

     Kenneth F. Bernstein, age 36, has been President of the Company since August 1998. From 1990 to August 1998, he was the Chief Operating Officer of RDC, and in such capacity, was responsible for overseeing the day-to-day operations of RDC and its management companies, Acadia Management Company LLC and Sound View Management LLC. Prior to joining RDC, Mr. Bernstein was associated with the New York law firm of Battle Fowler, LLP, from 1986 to 1990. Mr. Bernstein received his Bachelor of Arts Degree from the University of Vermont and his Juris Doctorate from Boston University School of Law.

     Martin L. Edelman, age 57, has been a trustee of the Company since August 1998. Mr. Edelman served as president of Chartwell Leisure Inc., an owner and operator of hotel properties, from January 1996 until it was sold in March 1998. He has been a director of Cendant Corporation and a member of that corporation's executive committee since November 1993. Mr. Edelman has been of counsel to Battle Fowler LLP, a New York City law firm that provides services to the Company, since January 1994 and was a partner with that firm from 1972 through 1993. Mr. Edelman also serves as a director of Avis Rent A Car, Inc.,
G. Soros Realty, Inc., Capital Trust, Inc. and Northstar Capital Investment Corporation.

     Marvin J. Levine, age 48, has been a trustee of the Company since its inception. Since July 1997, Mr. Levine has been a partner in the New York City law firm of Wachtel & Masyr, LLP. Previously, he had been a partner in the New York City law firms of Gold & Wachtel. LLP for three years and, prior to that, he was at Stadtmauer, Bailkin, Levine & Masyr for more than five years. Mr. Levine represented Mark Development Group ("MDG"), the Company's predecessor from 1982 until the Company's initial public offering.

     Lawrence J. Longua, age 56, has been a trustee of the Company since its inception in March 1993. Mr. Longua has been Senior Managing Director of the Witkoff Group, LLC, an owner and operator of major office properties in New York City, Philadelphia, Newark and Dallas, since March 1998. From 1990 to February 1998, Mr. Longua had been a Senior Vice President and Assistant General Manager of Mitsubishi Trust & Banking Corporation where he had been manager of the Real Estate Finance Group at the bank's New York branch, and responsible for the management of a substantial portfolio of real estate properties. From 1984 to 1990, Mr. Longua was a Vice President and Manager of Bankers Trust Company, and was responsible for overseeing a $3.0 billion real estate loan portfolio. Mr. Longua currently is the Chairman of the board of trustees of the Mortgage Bankers Association of New York Scholarship Foundation. Mr. Longua is the former president of the Mortgage Bankers Association of New York and is the former Director of the Association of Foreign Investors in U.S. Real Estate.

     Marvin Slomowitz, age 68, has been a trustee of the Company since its inception, and served as Chairman of the Board of Trustees and Chief Executive Officer of the Company from March 1993 to August 1998. He also served as President of the Company from its inception until February 1994. Mr. Slomowitz founded MDG in 1960 and had been Chairman of the Board and Chief Executive Officer of MDG since its inception. Mr. Slomowitz is a director of Charming Shoppes, Inc., a national retail clothing chain, and serves as a member of the board of directors of SLE (Lupus) Foundation. Mr. Slomowitz is a member of the International Council of Shopping Centers and the National Real Estate Board.

     Gregory White, age 42, has been a trustee of the Company since August 1998, and since August 1998 has been a senior vice president of Conning Asset Management Company. From 1992 to August 1998, Mr. White was a founding partner and Managing Director of Schroder Mortgage Associates in New York, New York and has been associated with Schroder Mortgage Associates. Schroder Mortgage Associates is an investment adviser that specializes in commercial mortgages and commercial mortgage backed securities. From 1988 to 1992, he was a Managing Director of the Salomon Brothers Inc. real estate finance department. Mr. White also serves as a trustee of New Plan Realty Trust. He has a degree in civil engineering from Tufts University and an MBA from the Wharton School of Business. Mr. White is also on the advisory board of the Guggenheim Realty Fund and is a visiting professor of real estate finance at New York University.

Committees of the Board of Trustees

     The Board's Audit Committee (the "Audit Committee") is empowered to review the scope and results of the audit by the Company's independent auditors. The Audit Committee examines the accounting practices and methods of control and the manner of reporting financial results. These reviews and examinations include meetings with independent auditors, staff accountants and representatives of management. The results of the Committee's examinations and the choice of the Company's independent auditors are reported to the full Board of Trustees. The Audit Committee includes no officers or employees of the Company or the Operating Partnership. Members of the Audit Committee during the last fiscal year were Messrs. Castle, Longua and Shanus prior to the consummation of the RDC Transaction and Messrs. Longua, Slomowitz and White after the RDC Transaction. The Audit Committee met once during the last fiscal year.

     The Board's Compensation Committee (the "Compensation Committee") met once during the last fiscal year for the purpose of evaluating key officers' salaries and bonuses. Members of the Compensation Committee during the last fiscal year were Messrs. Weber, Castle and Longua prior to the RDC Transaction and Messrs. Edelman and Levine after the RDC Transaction. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

     The Board's Share Option Plan Committee (the "Share Option Plan Committee") is responsible for administering the Company's 1994 Non-Employee Trustees' Share Option Plan (the "1994 Share Option Plan") and will be responsible for the 1999 Share Incentive Plan, including determining eligible participants, the number and terms of options granted and other matters pertaining to the 1994 Share Option Plan and the 1999 Share Incentive Plan. The Trustees' Plan is administered by the Board of Trustees. Members of the Share Option Plan Committee during the last fiscal year were Messrs. Weber, Castle and Longua prior to the RDC Transaction and Messrs. White and Longua after the RDC Transaction. The Share Option Plan Committee met once during the last fiscal year. See "Report of the Compensation and Share Option Plan Committees on Executive Compensation."

Vote Required; Recommendation

     The election to the Board of Trustees of each of the seven nominees will require the approval of a plurality of the votes cast by the holders of Common Shares in person or by proxy at the Annual Meeting. The Board of Trustees unanimously recommends that the shareholders vote FOR the election to the Board of Trustees of each of the seven nominees.

Trustees' Attendance at Meetings

     The Board of Trustees held 12 meetings during the last fiscal year. Each incumbent trustee of the Company attended at least 75% of the meetings of the Board of Trustees and meetings held by all committees on which such trustee served.

Trustees' Fees

     Each trustee who is not also an officer and full-time employee of the Company or the Operating Partnership receives an annual trustee fee in the amount of $15,000 plus a fee of $1,250 for each meeting of the Board of Trustees and each committee meeting attended. Chairmen of committees of the Board of Trustees received $1,000 for each committee meeting attended. Trustees who are officers and full-time employees of the Company or the Operating Partnership receive no separate compensation for service as a trustee or committee member. Additionally, members of the Board of Trustees are reimbursed for travel and lodging expenses associated with attending meetings of the Board of Trustees and committees of the Board of Trustees. Additionally, pursuant to the 1994 Share Option Plan, non-employee trustees are entitled to automatic grants of options to purchase 1,000 Common Shares on January 1 of each year during their service as trustee, which options vest in five equal cumulative annual installments commencing on the date of grant. As a result of the change in control effected by the RDC Transaction, all outstanding options issued to non-employee trustees prior to January 1, 1999 were cancelled.

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Trustees has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1999, and has directed that the selection of the independent auditors be submitted for ratification by the shareholders at the Annual Meeting.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Declaration of Trust, Bylaws or otherwise. However, the Board of Trustees is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of what it considers to be good corporate practice. If the shareholders fail to ratify the selection, the Board of Trustees in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Trustees determines that such a change would be in the best interests of the Company and its subsidiaries.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to shareholder's questions raised at the Annual Meeting, and they will have the opportunity to address the meeting, if they so desire.

Vote Required; Recommendation

     The affirmative vote of the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors. The Board of Trustees unanimously recommends that the shareholders vote FOR the ratification of Ernst & Young LLP as independent auditors.

                  PROPOSAL 3 -- THE 1999 SHARE INCENTIVE PLAN

     On February 4, 1999, the Board of Trustees adopted the 1999 Share Incentive Plan. According to its terms, the effectiveness of the 1999 Share Incentive Plan is subject to the approval of the shareholders of the Company at the Annual Meeting. The 1999 Share Incentive Plan provides for the granting of Options, Share Appreciation Rights, Restricted Shares, Performance Shares and Performance Units (collectively, "Awards") to officers, employees and trustees of the Company and its subsidiaries and consultants and advisors to the Company or its subsidiaries (collectively, "Participants"). The class of Participants currently is approximately 165 persons.

     The principal provisions of the 1999 Share Incentive Plan are summarized below. The following summary of the material provisions of the 1999 Share Incentive Plan does not purport to be complete and is qualified in its entirety by the terms of the 1999 Share Incentive Plan, a complete copy of which is attached hereto as Exhibit A and incorporated herein by reference. All defined terms used herein will have the same meanings set forth in the 1999 Share Incentive Plan, unless otherwise indicated herein.

     The 1999 Share Incentive Plan is intended to provide financial incentives to the Participants, rewarding them for making significant contributions to the Company's success and encouraging them to associate their interests with those of the Company and its shareholders. The 1999 Share Incentive Plan should also assist the Company in attracting and retaining competent and dedicated individuals whose efforts will be important in helping the Company achieve its long-term growth objectives.

     The 1999 Share Incentive Plan will be administered by a "Committee" which is composed of at least two trustees of the Company, each of whom satisfies the requirements for a "non-employee director" within the meaning of Rule 16b-3 promulgated under Section 16(b) ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and to the extent compliance with
Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code") is desired, an "outside director" within the meaning of regulations promulgated under Section 162(m) of the Code. Pursuant to the 1999 Share Incentive Plan, the Committee will select Participants to whom Awards will be granted and determine the type, size, terms and conditions of Awards, including the per share purchase price and vesting provisions of Options and the restrictions or performance criteria relating to Restricted Share and Performance Awards. The Committee will also administer, construe and interpret the 1999 Share Incentive Plan. The Company anticipates that the current Share Option Plan Committee will serve as the "Committee."

Securities to be Offered

     An aggregate of eight (8%) of the Common Shares outstanding from time to time on a fully diluted basis may be issued or transferred pursuant to the 1999 Share Incentive Plan; however, not more than 4,000,000 of the Common Shares in the aggregate may be issued pursuant to the exercise of Incentive Share Options and no

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

Participant may receive more than 5,000,000 Common Shares during the term of the 1999 Share Incentive Plan in respect of Awards. In the event of any Change in Capitalization, the Committee may adjust the maximum number and class of Common Shares with respect to which Awards may be granted under the 1999 Share Incentive Plan, the maximum number of Common Shares with respect to which Awards may be granted to any Participant during the term of the 1999 Share Incentive Plan, the number and class of Common Shares which are subject to outstanding Awards granted under the 1999 Share Incentive Plan, and if applicable, the purchase price therefor. In addition, if any Award expires or terminates without having been exercised, the Common Shares subject to that Award again become available for grant under the 1999 Share Incentive Plan.

Individuals Who May Participate in the 1999 Share Incentive Plan

     All of the Company's (and its subsidiaries') officers, employees and trustees together with its (and its subsidiaries') consultants and advisors are eligible to receive Awards under the 1999 Share Incentive Plan. Awards under the 1999 Share Incentive Plan will be granted at the sole discretion of the Committee. The granting of an Award does not confer upon the Participant any right to continue in the employ or service of the Company or affect any right or power of the Company to terminate the services of such Participant at any time. Awards with respect to 2,012,350 Common Shares have been approved for issuance to Participants, and except for Awards to Ross Dworman and Kenneth F. Bernstein, Awards are discretionary and therefore not determinable under the 1999 Share Incentive Plan as of the date of this Proxy Statement.

Awards

     Options. The Committee may grant to Participants Options to purchase Common Shares. Subject to the provisions of the Code, Options may either be Incentive Share Options (within the meaning of Section 422 of the Code) or Nonqualified Share Options. On the first business day following each Annual Meeting, Non-employee trustees will receive an automatic Option grant to purchase 1000 Common Shares. The per Common Share purchase price (i.e., the "exercise price") under each Option will be established by the Committee at the time the Option is granted. The per Common Share exercise price of any Option will not be less than 100% of the Fair Market Value of a Common Share on the date the Option is granted (110% in the case of an Incentive Share Option granted to a Ten-Percent Shareholder). Options will be exercisable at such times and in such installments as determined by the Committee except that the Non-employee Trustee Options will vest in five (5) equal annual installments beginning on the date of the grant. The Committee may accelerate the exercisability of any Option at any time. Each Non-employee Trustee Option will have a ten year term (subject to earlier termination if the Trustee ceases to serve on the Board of Trustees) and each other Option granted pursuant to the 1999 Share Incentive Plan will be for such term as determined by the Committee, provided, however, that no Option will be exercisable after the expiration of ten years from its grant date (five years in the case of an Incentive Share Option granted to a Ten-Percent Shareholder). The Agreement evidencing the Option grant will set forth the terms and conditions applicable to such Option upon a termination or change in the employment or service status of the Optionee as determined by the Committee and in accordance with the 1999 Share Incentive Plan.

     Unless permitted by the Committee, Options are not transferable by the Optionee other than by will or the laws of descent and distribution and may be exercised during the Optionee's lifetime only by the Optionee or the Optionee's guardian or legal representative. The purchase price for Common Shares acquired pursuant to the exercise of an Option must be paid (i) in cash, (ii) by transferring Common Shares to the Company, or (iii) a combination of the foregoing, upon such terms and conditions as determined by the Committee. Notwithstanding the foregoing, the Committee may establish cashless exercise procedures which provide for the simultaneous exercise of an Option and sale of the underlying Common Share. Upon a Change in Control, all Options outstanding under the 1999 Share Incentive Plan will become immediately and fully exercisable.

     Share Appreciation Rights. The 1999 Share Incentive Plan permits the granting of Share Appreciation Rights to Participants in connection with an Option or as a freestanding right. A Share Appreciation Right permits the Grantee to receive, upon exercise, cash and/or Common Shares, at the discretion of the Committee, equal in value to an amount determined by multiplying (i) the excess, if any, of (x) for those granted in connection with an Option, the per Common Share Fair Market Value on the date preceding the exercise date over the

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

per Common Share purchase price under the related Option, or (y) for those not granted in connection with an Option, the per Common Share Fair Market Value on the date preceding the exercise date over the per Common Share Fair Market Value on the grant date of the Share Appreciation Right by (ii) the number of Common Shares as to which such Share Appreciation Right is being exercised.

     Share Appreciation Rights granted in connection with an Option cover the same Common Shares as those covered by such Option and are generally subject to the same terms. A Share Appreciation Right granted in connection with an Incentive Share Option is exercisable only if the Fair Market Value of a Common Share on the exercise date exceeds the purchase price specified in the related Incentive Share Option Agreement. Freestanding Share Appreciation Rights will be granted on such terms and conditions as shall be determined by the Committee, but will not have a term of greater than ten years. Upon a Change in Control, all Share Appreciation Rights will become immediately and fully exercisable.

     Restricted Shares. The terms of a Restricted Share Award, including the restrictions placed on such Common Shares and the time or times at which such restrictions will lapse, shall be determined by the Committee at the time the Award is made. The Committee may determine at the time an Award of Restricted Share is granted that dividends paid on such Restricted Shares may be paid to the Grantee or deferred and, if deferred, whether such dividends will be reinvested in Common Shares. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of restrictions on Restricted Shares or forfeited upon the forfeiture of Restricted Shares. The agreements evidencing Awards of Restricted Shares will set forth the terms and conditions of such Awards upon a Grantee's termination of employment or service. The extent, if any, to which the restrictions on Restricted Shares will lapse upon a Change in Control will be determined by the Committee at the time of the grant of the Award of Restricted Shares and set forth in the Agreement evidencing the Award.

     Performance Units and Performance Shares. Performance Units and Performance Shares will be awarded at such times as the Committee may determine and the vesting of Performance Units and Performance Shares is based upon the attainment of specified performance objectives by the Company, a subsidiary or a division within the specified performance period (the "Performance Cycle"). Performance objectives and the length of the Performance Cycle for Performance Units and Performance Shares will be determined by the Committee at the time the Award is made. Prior to the end of a Performance Cycle, the Committee, in its discretion, may adjust the performance objectives to reflect a Change in Capitalization, a change in the tax rate or book tax rate of the Company or any subsidiary, or any other event which may materially affect the performance of the Company, a subsidiary or division. The agreements evidencing Awards of Performance Units and Performance Shares will set forth the terms and conditions of such Awards, including those applicable in the event of the Grantee's termination of employment or service. Each Performance Unit will represent one Common Share and payments in respect of vested Performance Units will be made in cash, Common Shares or Restricted Shares or any combination of the foregoing. The Committee will determine the total number of Performance Shares subject to an Award and the time or times at which the Performance Shares will be issued to the Grantee at the time the Award is made. In addition, the Committee will determine (a) the time or times at which the awarded but not issued Performance Shares will be issued to the grantee and (b) the time or times at which awarded and issued Performance Shares will become vested in or forfeited by the Grantee, in either case based upon the attainment of specified performance objectives within the Performance Cycle. At the time the Award of Performance Shares is made, the Committee may determine that dividends be paid or deferred on the Performance Shares issued. Deferred dividends (together with any interest accrued thereon) will be paid upon the lapsing of restrictions on Performance Shares or forfeited upon the forfeiture of Performance Shares. Upon a Change in Control, (x) a percentage of Performance Units, as determined by the Committee at the time an Award of Performance Units is made, will become vested and the Grantee will be entitled to receive a cash payment equal to the per Common Share Fair Market Value multiplied by the number of Performance Units which become vested, and (y) with respect to Performance Shares, all restrictions will lapse on a percentage of the Performance Shares, as determined by the Committee at the time the Award of Performance Shares is made.

Additional Information

     The 1999 Share Incentive Plan provides that in satisfaction of the federal, state and local income taxes and other amounts as may be required by law to be withheld with respect to an Option or Award, the Optionee or Grantee may make a written election to have withheld a portion of the Common Shares issuable to him or her having an aggregate Fair Market Value equal to the withholding taxes.

     The Committee will have the authority at the time a grant of Options or an Award is made to award designated Optionees or Grantees tax bonuses that will be paid on the exercise of such Options or payment of such Awards. The Committee will have full authority to determine the amount of any such tax bonus and the terms and conditions affecting the vesting and payment thereof.

     The 1999 Share Incentive Plan will terminate on the day preceding the tenth anniversary of its effective date. The Board of Trustees may terminate or amend the 1999 Share Incentive Plan at any time, except that (i) no such amendment or termination may adversely affect outstanding Awards, and (ii) to the extent necessary under applicable law or securities exchange rule, no amendment will be effective unless approved by shareholders.

Certain Federal Options Income Tax Consequences

     In general, an Optionee will not recognize taxable income upon grant or exercise of an Incentive Share Option and the Company will not be entitled to any business expense deduction with respect to the grant or exercise of an Incentive Share Option. (However, upon the exercise of an Incentive Share Option, the excess of the fair market value on the date of the exercise of the Common Shares received over the exercise price of Common Shares will be treated as an adjustment to alternative minimum taxable income). In order for the exercise of an Incentive Share Option to qualify for the foregoing tax treatment, the Optionee generally must be an employee of the Company or a Subsidiary from the date the Incentive Share Option is granted through the date three months before the date of exercise, except in the case of death or disability, where special rules apply.

     If the Optionee has held the Common Shares acquired upon exercise of an Incentive Share Option for at least two years after the date of grant and for at least one year after the date of exercise, upon disposition of the Common Shares by the Optionee, the difference, if any, between the sale price of the Common Shares and the exercise price of the Option will be treated as long-term capital gain or loss. If the Optionee does not satisfy these holding period requirements, the Optionee will recognize ordinary income at the time of the disposition of the Common Shares, generally in an amount equal to the excess of the fair market value of the Common Shares at the time the Option was exercised over the exercise price of the Option. The balance of gain realized, if any, will be long-term or short-term capital gain, depending on whether or not the Common Shares were sold more than one year after the Option was exercised. If the Optionee sells the Common Shares prior to the satisfaction of the holding period requirements but at a price below the Fair Market Value of the Common Shares at the time the Option was exercised, the amount of ordinary income will be limited to the excess of the amount realized on the sale over the exercise price of the Option. Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be allowed a business expense deduction to the extent the Optionee recognizes ordinary income.

     In general, an Optionee to whom a Nonqualified Share Option is granted will recognize no income at the time of the grant of the Option. Upon exercise of a Nonqualified Share Option, an Optionee will recognize ordinary income in an amount equal to the amount by which the fair market value of the Common Shares on the date of exercise exceeds the exercise price of the Option (special rules may apply in the case of an optionee who is subject to Section 16(b) of the Exchange Act). Subject to the discussion below with respect to
Section 162(m) of the Code, the Company will be entitled to a business expense deduction in the same amount and at the same time as the Optionee recognizes ordinary income.

Share Appreciation Rights

     Upon exercise of a Share Appreciation Right, the Optionee will recognize ordinary income in an amount equal to the cash or Fair Market Value of the Common Shares received on the exercise date. Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be entitled to a business expense deduction in the same amount and at the same time as the Optionee of a Share Appreciation Right recognizes ordinary Income.

Restricted Shares

     Generally, a Participant will not recognize income upon the grant of Restricted Shares. However, a Participant will recognize ordinary income in an amount equal to the excess of the Fair Market Value of the Restricted

Shares at the end of the applicable restricted period over the amount (if any) paid by the Participant. Subject to the discussion below with respect to
Section 162(m) of the Code, the Company is entitled to a corresponding deduction equal to the amount of ordinary income recognized by the Participant. Any disposition of the Restricted Share by a Participant after the end of the restricted period will result in a long-term or short-term capital gain or loss (depending on the length of time the Restricted Share is held after the end of the restricted period). Dividends received by a Participant prior to the end of the restricted period will constitute ordinary in come to the Participant in the year paid. Subject to the discussion below with respect to Section 162(m) of the Code, the Company is entitled to a corresponding deduction for such amounts.

Performance Shares and Performance Units

     Generally, a Participant will not recognize taxable income upon the grant of a Performance Share or Performance Unit. A Participant will recognize ordinary income equal to any cash that is paid or the Fair Market Value of any Common Shares transferred in settlement of a Performance Unit. To the extent Performance Units are settled in Restricted Shares, the Participant will recognize ordinary income at the end of the applicable restricted period as described above. A Participant will recognize ordinary income in an amount equal to the Fair Market Value of the Performance Shares at the time the restrictions on such Performance Shares lapse. Any deferred dividends are taken into income when paid. Subject to the discussion below with respect to Section 162(m) of the Code, the Company will be entitled to a business expense deduction in the same amount and at the same time as the Participant recognizes ordinary income.

     A Participant may, within thirty days after the date of the grant of Restricted Shares or the transfer of Restricted Shares pursuant to an Award, elect to recognize ordinary income as of the date of grant or transfer in an amount equal to the excess of fair market value of such shares on such date of grant or transfer over the amount (if any) paid by the Participant.

     Under certain circumstances, the accelerated vesting of Options or the accelerated lapse of restrictions on other Awards in connection with a change in control of the Company might be deemed an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Optionee may be subject to a 20% excise tax and the Company may be denied a tax deduction.

     Section 162(m) of the Code and the regulations thereunder generally would disallow the Company a federal income tax deduction for compensation paid to the chief executive officer and the four other most highly compensated executive officers to the extent such compensation paid to any of such individuals exceeds one million dollars in any year. Section 162(m) generally does not disallow a deduction for payments of qualified "performance-based compensation" the material terms of which have been approved by shareholders. The Company intends that compensation attributable to Options, Share Appreciation Rights and Performance Shares granted under the 1999 Share Incentive Plan will be qualified "performance-based compensation." To qualify, the Company is seeking shareholder approval of the 1999 Share Incentive Plan.

     The closing price of Common Shares as reported on The New York Stock Exchange, Inc. (the "NYSE") on April 29, 1999 was $5.50 per Common Share.

Vote Required; Recommendation

     The affirmative vote of the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Annual Meeting is required to approve and adopt the 1999 Share Incentive Plan. Such votes will also satisfy the shareholder approval requirements of applicable NYSE rules. The Board of Trustees unanimously recommends that the shareholders vote FOR the approval and adoption of the 1999 Share Incentive Plan.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The Company's authorized capital stock consists of 100,000,000 shares of Common Shares. As of April 20, 1999, the Company had 25,419,215 Common Shares outstanding, which shares were held by 197 record holders.

     The Company is not aware of any person or any "group" within the meaning of Section 13(d)(3) of the Exchange Act that is the beneficial owner of more than five percent of any class of the Company's voting secur-ities other than as set forth in the table below. The Company does not know of any arrangements at present, the operation of which may, at a subsequent date, result in a change in control of the Company.

     The following table sets forth, as of April 20, 1999, certain information concerning the holdings of each person known to the Company to be beneficial owner of more than five percent (5%) of the Common Shares at April 20, 1999, and all Common Shares beneficially owned by each trustee, each nominee for trustee, each executive officer named in the Executive Compensation Summary table appearing elsewhere herein and by all trustees and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his name, except as otherwise noted.

                                                                Number of
                                                              Common Shares
                                                               Beneficially             Percent of
Beneficial Owners                                                 Owned                   Class
-----------------                                             -------------             ----------
Ross Dworman (1) .................................              16,063,238(2)             62.70%
Ken Bernstein (1) ................................              16,063,238(2)             62.70%
RD Properties LP. VI (1) .........................               6,194,305(3)             24.18%
RD Properties LP. VIA(1) .........................               7,600,133(3)             29.67%
RD Properties LP. VIB(1) .........................               2,266,800(3)              8.85%
Marvin L. Slomowitz(4) ...........................               2,018,840(5)              5.50%
Gregory A. White .................................                  10,000(6)                *
Martin L. Edelman, Esq. ..........................                      --                   *
Lawrence J. Longua ...............................                      --                   *
Marvin J. Levine, Esq. ...........................                      --(7)                *
All Executive Officers and
 Trustees as a Group (seven persons) (8) .........              18,094,278(2,5,6,7)       68.69%

---------------------
* Percentage less than 1% of class.

(1) The address of each such persons and entities is c/o Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, NY 11050

(2) Represents Common Shares issued to the RDC Funds of which an affiliate of RDC, which is wholly-owned by Messrs. Dworman and Bernstein, serves as general partner. Messrs. Dworman and Bernstein disclaim beneficial ownership of all but 133,333 of such Common Shares. Does not include 10,361,143 Common Shares issuable upon exchange of Units which are owned by entities in which RDC or its affiliates serve as the general partner or in another similar management capacity, and which are not exchangeable until August 12, 1999 (one year-anniversary of the RDC Transaction), and as to all but 1,515,645 of such Common Shares Messrs. Dworman and Bernstein disclaim beneficial interest.

(3) The RDC Funds have sole dispositive power as to all of the Common Shares and voting power with respect to 15,297,905 of these Common Shares. Under the rules and regulations under the Securities and Exchange Act of 1934, as amended, the limited partners of the RDC Funds are also deemed to be beneficial owners of certain of these Common Shares and have filed a joint
    Schedule 13D with respect to such ownership.

(4) The address of Mr. Slomowitz is c/o Mark Development Company, 600 Third Avenue, Kingston, PA 18704.

(5) Includes 721,000 Units which are immediately exchangeable into an equivalent number of Common Shares, and immediately exercisable options to purchase 100,000 Common Shares. Does not include 240 Common Shares held by Mr. Slomowitz's children, as to which Mr. Slomowitz disclaims beneficial interest.

(6) Represents Common Shares owned by Mr. White's wife. Does not include 20,000 Common Shares issuable upon exchange of Units which are owned by Mr. White's wife and which are not exchangeable until August 12, 1999 (one year-anniversary of the RDC Transaction).

(7) Does not include 500 Common Shares held by Mr. Levine's wife, as to which Mr. Levine disclaims beneficial interest.

(8) Messrs. Zook and Kane separated from the Company on December 31, 1998 and September 30, 1998, respectively.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table shows for the fiscal years ended December 31, 1998, 1997 and 1996, the annual and long-term compensation paid and accrued by the Company to the Company's Chief Executive Officer and to each of the executive officers whose total annual compensation for fiscal year 1998 exceeded $100,000.

                                             Annual Compensation
                               -----------------------------------------------
                                                                    Other
                                                                    Annual
                                                                  Compensa-
                                Fiscal                 Bonus         tion
                                 Year     Salary($)     ($)          ($)
                               --------  -----------  -------  ---------------
                                $         $            $       $
Ross Dworman (2) ............     1998    $110,385        --        -- (3)
Chief Executive .............     1997          --        --        --
Officer .....................     1996          --        --        --

Marvin L. ...................     1998     129,231        --     705,685 (5)
Slomowitz (5) ...............     1997     181,692        --        -- (3)
Former Chief ................     1996     176,400        --        -- (3)
Executive Officer

David S. Zook (7) ...........     1998     159,199       ---     307,418 (8)
Former Executive ............     1997     146,003       ---        -- (3)
Vice President and ..........     1996     141,750       ---        -- (3)
Chief Operating
 Officer

Joshua Kane (7) .............     1998     104,596       ---     251,175 (8)
Former Senior Vice ..........     1997     116,385       ---        -- (3)
President and Chief .........     1996      94,500       ---        -- (3)
Financial Officer

                                              Long-Term Compensation
                               ----------------------------------------------------
                                                                             All
                                Restricted                 Long-Term        Other
                                   Share      Options      Compensa-      Compensa-
                                  Awards        SARs     tion Payments      tion
                                    ($)         ($)           (#)          ($)(1)
                               ------------  ---------  ---------------  ----------
                                   $            $
Ross Dworman (2) ............        --           --         -- (4)            --
Chief Executive .............        --           --               --          --
Officer .....................        --           --               --          --

Marvin L. ...................        --           --      300,000 (5)          --
Slomowitz (5) ...............        --           --      100,000 (6)          --
Former Chief ................        --           --               --          --
Executive Officer

David S. Zook (7) ...........        --           --               --       1,592
Former Executive ............        --           --       7,500 (6)        1,480
Vice President and ..........        --           --               --       1,457
Chief Operating
 Officer

Joshua Kane (7) .............        --           --               --       3,169
Former Senior Vice ..........        --           --       7,500 (6)        3,580
President and Chief .........        --           --               --         483
Financial Officer


---------------------
(1) Represents contributions made by the Company to the account of the named executive officer under a 401(k) Plan.

(2) Concurrent with the closing of the RDC Transaction, the Company appointed Ross Dworman as the Chairman and Chief Executive Officer of the Company.

(3) Did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the named individual.

(4) The Board of Trustees has approved the issuance of options to Mr. Dworman to purchase 1,000,000 Common Shares, exercisable in three equal annual installments on each of the next three anniversary dates of the RDC Transaction. The issuance of these options is subject to shareholder approval of the 1999 Share Option Plan as described elsewhere in the Proxy Statement.

(5) In connection with the RDC Transaction, the Company (i) paid Mr. Slomowitz $600,000 in severance pay, (ii) paid $100,000 on the closing of the RDC Transaction and agreed to pay $100,000 on each of the following two anniversary dates of the closing of the RDC Transaction for his agreement not to compete with the Company and for certain consulting services, (iii) granted 10-year options to purchase 300,000 Common Shares at an exercise price of $9.00 per Common Share, (iv) canceled formerly issued options to purchase 200,000 Common Shares at $12.00 per Common Share, and (v) agreed to pay a brokerage commission of 2% of the sales price of nine designated properties currently comprising a portion of the Company's portfolio, provided such commissions will not exceed $600,000 in the aggregate. Also includes payments for non-business use of a Company owned automobile.

(6) Represents options granted under the Company's 1994 Share Option Plan. All options issued under this plan, other than those granted to Mr. Slomowitz in 1998, have been canceled by the Company, as provided for in the 1994 Share Option Plan following the RDC Transaction.

(7) Messrs. Zook and Kane separated from the Company on December 31, 1998 and September 30, 1998, respectively.

(8) Messrs. Zook and Kane were paid severance payments of $306,606 and $247,800, respectively, in connection with the RDC Transaction. Also includes payments for non-business Company owned automobile.


Share Option Grants, Exercises and Holdings

     The following tables set forth certain information concerning share options granted to the persons named in the Summary Compensation Table above during fiscal year 1998 and unexercised share options held by such persons at the end of fiscal year 1998.

                    Share Option Grants in Fiscal Year 1998

                                               Percentage of
                                                Total Annual
                                                Options/SARs                                       Potential Realizable Value At
                                                 Granted to                                                  Assumed
                                                Employees in     Exercise or                        Annual Rate of Share Price
                               Option/SARs      Fiscal Year      Base Price/                             for Option Term
          Name (1)               Granted            1998        Per Share (2)    Expiration Date        5%             10%
          --------           ---------------  ---------------  ---------------  -----------------  ------------  --------------
Ross Dworman (3) ..........  --                       --           --                     --               --              --
Marvin L. .................    300,000 (4)           100%      $  9.00               8/12/08        $ 965,025     $ 3,135,825
Slomowitz
David S. Zook (5) .........  --                       --           --                     --               --              --
Joshua Kane (5) ...........  --                       --           --                     --               --              --

---------------------
(1) See Executive Compensation Summary Table for titles of the persons named above.

(2) All options were granted at an exercise price greater than the market price of the Company's Common Shares on the date of grant.

(3) The Board of Trustees has approved the issuance of options to Mr. Dworman to purchase 1,000,000 Common Shares, exercisable in three equal annual installments on each of the next three anniversary dates of the RDC Transaction. The issuance of these options is subject to shareholder approval of the 1999 Share Option Plan as described elsewhere in this Proxy Statement.

(4) Represents options granted under the 1994 Share Option Plan. Upon issuance, the granted options vested 1/3 immediately with the remaining options to vest 1/3 on the next two anniversaries of the RDC Transaction (August 12, 1999 and 2000).

(5) Messrs. Zook and Kane separated from the Company on December 31, 1998 and September 30, 1998, respectively.

                      1998 Fiscal Year End Option Values

                                                                                            Value of
                                                                    Number of              Unexercised
                                                                   Unexercised            in-the-Money
                                                                  Options/SARs            Options/SARs
                                                                    at Fiscal               at Fiscal
                                                                    Year-End               Year-End(2)
                                  Shares                         --------------          --------------
                                 Acquired
                                    on          Value             Exercisable/            Exercisable/
           Name (1)              Exercise     Realized           Unexercisable/           Unexercisable
           --------             ----------   ----------          --------------          --------------
Ross Dworman ................      --           --        --                                   --
Marvin L. Slomowitz .........      --           --             100,000/200,000 (4)             --
David S. Zook (3) ...........      --           --        --                                   --
Joshua Kane (3) .............      --           --        --                                   --

---------------------
(1) See Summary Compensation Table for title of the persons named above.

(2) At December 31, 1998, the exercise price for the options exceeded the fair market value for the underlying Common Shares.

(3) Messrs. Zook and Kane separated from the Company on December 31, 1998 and September 30, 1998, respectively.

(4) Represents options granted under the 1994 Share Option Plan. The options vested immediately as to 20% of the common shares subject thereto, with the remainder to vest in 20% increments over a four year period.

Employment Contracts

     Ross Dworman. The Company entered into an employment agreement, with its Chairman and Chief Executive Officer, Ross Dworman, pursuant to which the Company compensates Mr. Dworman at the rate of $287,000 per year, subject to an annual review and upward adjustment by the Compensation Committee. In addition, each year during the term of Mr. Dworman's employment commencing with the calendar year ending December 31, 1999, the Compensation Committee will consider Mr. Dworman for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees, the Share Option Plan Committee or the Compensation Committee may approve. The employment agreement effective as of August 12, 1998, provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement.

     Under the employment agreement, Mr. Dworman is entitled to receive stock options to purchase an aggregate of 1,000,000 Common Shares, exercisable at $7.50 per share, which options vest at the rate of one-third on August 12, 1999 and additional one-third on each of the two successive anniversaries of such date. Any unvested options will expire if they have not vested upon the occurrence of certain events enumerated in the employment agreement (including termination of employment for cause), and the options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

     The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Dworman to be maintained by the Company. Mr. Dworman is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain non-competition and confidentiality requirements.

     The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Dworman in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Dworman for "good reason," including, a Change of Control (as defined therein) of the Company. If Mr. Dworman's employment is terminated either because he is discharged without cause or due to a termination by Mr. Dworman for "good reason," including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

     Kenneth F. Bernstein. The Company entered into an employment agreement, with its President, Kenneth F. Bernstein, pursuant to which the Company compensates Mr. Bernstein at the rate of $250,000 per year, subject to an annual review and upward adjustment by the Compensation Committee. In addition, each year during the term of Mr. Bernstein's employment commencing with the calendar year ending December 31, 1999, the Compensation Committee will consider Mr. Bernstein for an incentive bonus (to be determined by the Compensation Committee) and discretionary bonuses or options to purchase Common Shares as the Board of Trustees, the Share Option Plan Committee or the Compensation Committee may approve. The employment agreement effective as of August 12, 1998, provides for a three-year term, is renewable for successive daily periods, and is subject to termination in accordance with the terms and conditions of such agreement.

     Under the employment agreement, Mr. Bernstein is entitled to receive stock options to purchase an aggregate of 500,000 Common Shares, exercisable at $7.50 per share, which options vest at the rate of one-third on August 12, 1999 and additional one-third on each of the two successive anniversaries of such date. Any unvested options will expire if they have not vested upon the occurrence of certain events enumerated in the employment agreement (including termination of employment for cause), and the options are subject to customary antidilution provisions. The terms of the options may be modified by the terms of any share option plan adopted by the Company.

     The employment agreement also provides for an annual car allowance plus insurance costs for Mr. Bernstein to be maintained by the Company. Mr. Bernstein is also entitled to participate in all benefit plans, health insurance, disability, retirement and incentive compensation plans generally available to the Company's executives, and is subject to certain non-competition and confidentiality requirements.

     The employment agreement provides for certain termination or severance payments to be made by the Company to Mr. Bernstein in the event of his termination of employment as the result of his death, disability, discharge with or without Cause (as defined therein), his resignation or a termination by Mr. Bernstein for "good reason," including, a Change of Control (as defined therein) of the Company. If Mr. Bernstein's employment is terminated either because he is discharged without cause or due to a termination by Mr. Bernstein for "good reason," including, a Change of Control, the Company will be required to make a lump sum payment equal to among other things, unpaid salary and bonus, and unpaid severance salary and bonus, each paid in accordance with the terms and conditions of such agreement.

Employee Benefit Plans

     The Company provides a variety of medical, dental, vision, life, disability and accidental death and dismemberment insurance policies that are generally available to all of its full-time employees. The Company also provides a contributory 401(k) savings plan to employees of the Company.

               REPORT OF THE COMPENSATION AND SHARE OPTION PLAN
                     COMMITTEES ON EXECUTIVE COMPENSATION

     The Compensation Committee, composed of outside trustees of the Board of Trustees, reviews the performance of the Company's executive personnel and develops and makes recommendations to the Board of Trustees with respect to executive compensation policies, including the awarding of appropriate bonuses. The Share Option Plan Committee, composed of outside trustees of the Board of Trustees, is empowered by the Board of Trustees to recommend to the Board of Trustees those executive officers to whom share options and restricted share awards should be granted and the number of common shares to which such options and awards should be subject.

     Each committee has access to independent compensation data and is authorized, if determined appropriate in any particular case, to engage outside compensation consultants.

     The objectives of each committee are to support the achievement of desired Company performance, to provide compensation and benefits that will attract and retain superior talent and reward performance and to fix a portion of compensation to the outcome of corporate performance.

     The executive compensation program is generally comprised of base salary, discretionary performance bonuses and long term incentives in the form of share options and restricted share awards. The compensation program also includes various benefits, including health insurance plans and programs and pension and profit sharing and retirement plans in which substantially all of the Company's employees participate.

     Base salary levels for the Company's executive officers are competitively set relative to salaries of officers of companies comparable in business, size and location. In each instance, base salary takes into account individual experience and performance specific to the Company.

     The Compensation Committee is empowered to recommend for full Board of Trustees approval the payment of cash performance bonuses to employees, including executive officers, of the Company. Performance bonuses are paid based upon the degree of achievement of a specified earnings goal. The Board of Trustees determines annually both the targeted earnings goal and the maximum performance bonus to be paid to each employee. The amount of the target bonus is determined by each employee's level of responsibility and material contributions to the success of the Company. In 1998 the Compensation Committee recommended (and the Board approved) the payment of an aggregate of $534,577 in bonuses of which $176,120 was paid in 1998 and $358,457 in 1999.

     The Board of Trustees believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's shareholders and, therefore, has authorized the Share Option Plan Committee to periodically recommend to the Board of Trustees grants of share options and restricted share awards to the Company's employees, including executive officers. Share options are granted typically at prevailing market price and, therefore, will only have value if the Company's share price increases over the exercise price. The Share Option Plan Committee believes that the grant of share options and restricted share awards provides a long term incentive to such persons to contribute to the growth of the Company and establishes a direct link between compensation and shareholder return, measured by the same index used by shareholders to measure Company performance. The terms of options and restricted share awards granted by the Board of Trustees, including vesting, exercisability and term, are determined by the Share Option Plan Committee, subject to requirements imposed by the plans under which such options and awards may be granted, based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, previous option grants to executive officers and a review of competitive equity compensation for executive officers of similar rank in companies that are comparable to the Company's industry, geographic location and size. For information regarding recent options granted to the Company's executive officers, reference is made to the tables set forth in the Proxy Statement under the caption "Executive Compensation."

     The Compensation Committee is aware that a recent amendment to the Internal Revenue Code of 1986 treats certain elements of executive compensation in excess of $1.0 million a year as an expense not deductible by the Company for federal income tax purposes. Currently, no executive officer's compensation, as determined in accordance with these regulations, exceeds the $1.0 million cap. Accordingly, the Compensation Committee has not yet established a policy which would address compensation to the Company's executive officers in light of the cap.

                            Compensation Committee
                               Martin L. Edelman
                               Marvin J. Levine

                          Share Option Plan Committee
                              Lawrence J. Longua
                                Gregory A. White

                         SHARE PRICE PERFORMANCE GRAPH


     The following table compares the cumulative total shareholder return for the Common Shares for the five year period ended December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500"), and the NAREIT Equity REIT Total Return Index (the "Index") over the same period. Total return values for the S&P 500, the Index and the Common Shares were calculated based upon cumulative total return assuming the investment of $100 in each of the S&P 500, the Index and the Common Shares on December 31, 1993, and assuming reinvestment of such dividends. The shareholder return as set forth in the graph below is not necessarily indicative of future performance.


[GRAPHIC OMITTED]

                                                Cumulative Total Return
                                --------------------------------------------------------
                                 12/93     12/94     12/95     12/96     12/97     12/98
ACADIA REALTY TRUST .........    100         99        98        99        95       55
S&P 500 .....................    100        101       139       171       229      194
NAREIT EQUITY ...............    100        103       119       161       193      160

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     In connection with the RDC Transaction, on August 12, 1998, the Operating Partnership acquired fee title to, or all or substantially all of the ownership interests in, 12 retail shopping centers, five multi-family apartment complexes, one redevelopment property and a 49% interest in a retail shopping center owned by certain entities in which RDC or its affiliates served as the general partner or in another similar management capacity, as well as certain third party management contracts and certain promissory notes, in exchange for approximately 11.1 million Units, each of which is exchangeable, on a one-for-one basis, for Common Shares, and approximately 2.0 million newly issued Common Shares valued at $97,217,000. In addition, the Company assumed mortgage debt aggregating $154,234,000 and incurred other capitalized transaction costs of $5,757,000 resulting in an aggregate purchase price of $257,208,000. Pursuant to the terms of the RDC Transaction, the recipients of the Units and Common Shares are restricted, subject to certain limited exceptions, from selling or otherwise transferring such Units or Common Shares prior to the one year anniversary of the Closing. As part of the RDC Transaction, the Company issued approximately 13,333,333 Common Shares to the RDC Funds, in exchange for $100,000,000. See "RDC Transaction."

     As a result of the RDC Transaction, the RDC Funds collectively beneficially owned approximately 63.2% of the Common Shares issued and outstanding as of the Closing. Furthermore, the RDC Funds, together with such other affiliates of RDC, beneficially owned approximately 72.2% of the Common Shares issued and outstanding as of the Closing, after giving effect to the conversion of the Units into Common Shares. Other real estate investment partnerships and related entities in which RDC or its affiliates serve as general partner or in another similar management capacity, owned 93% of the minority interest in the Operating Partnership as limited partners. Pursuant to the Agreement, the RDC Funds granted to each of their respective partner a proxy, appointing such partners as proxy to vote the Common Shares to which such partners would be entitled assuming a dissolution of the RDC Funds. See "RDC Transaction."

     The Operating Partnership is also obligated to acquire from an RDC affiliate its 25% ownership interest in a shopping center currently under construction. Upon completion of construction and attainment of certain occupancy levels, the Operating Partnership will issue Units valued at $5,500,000. In addition, the Operating Partnership is obligated to issue additional Units valued at $2,750,000 upon the completion of certain improvements and the commencement of rental payments from a designated tenant at one of the properties acquired in the RDC Transaction.


     Upon the consummation of the RDC Transaction, Marvin L. Slomowitz resigned as Chairman of the Board and Chief Executive Officer of the Company and Ross Dworman and Kenneth F. Bernstein, the President and Chief Executive Officer and Chief Operating Officer, respectively, prior to the RDC Transaction, of RDC, became the Chairman and Chief Executive Officer and President, respectively, of the Company. In addition, Messrs. Dworman and Bernstein and two other designees of RDC, Martin L. Edelman and Gregory White, neither of whom was an officer, trustee, director or employee of the Company or RDC or any its affiliates, became four of the seven trustees comprising the Board of Trustees upon consummation of the RDC Transaction.


     On July 2, 1998, Marvin Slomowitz, the former principal shareholder, converted 800,000 Units to 800,000 Common Shares. The Company entered into the following transactions with Mr. Slomowitz in connection with the RDC
Transaction: (i) repaid a $3,030,000 note related to the Company's 1996 purchase of the Union Plaza, (ii) paid $600,000 in severance pay, (iii) paid $100,000 on the Closing and agreed to pay $100,000 on each of the following two anniversary dates of the Closing for his agreement not to compete with the Company and for certain consulting services, (iv) granted ten year options to purchase 300,000 Common Shares at an exercise price of $9.00 per Common Share,
(v) canceled formerly issued options to purchase 200,000 Common Shares at $12.00 per Common Share, and (vi) agreed to pay a brokerage commission of 2% of the sales price of nine designated properties currently comprising a portion of the Company's portfolio, provided such commissions will not exceed $600,000 in the aggregate.

     In connection with the RDC Transaction, the Company acquired certain property management contracts for three properties in which certain current shareholders of the Company or their affiliates have ownership interests. Management fees earned by the Company under these contracts are at rates of 3.25% and 3.5% of collections, or a fixed annual fee of $110,000 and aggregated $30,000 during the period ended September 30, 1998.

     In connection with the RDC Transaction, the Company agreed that following the Closing, if the Board of Trustees determines, in the exercise of its duties, to engage in an offering of preferred stock convertible into Common Shares, then, upon commencement of any such offering, the Company shall use commercially reasonable efforts to provide a right of first preference to those partners of the RDC Funds who are equity owners of the RDC Funds on the date of the Closing and who have made capital contributions to permit the RDC Funds to meet their obligations to make certain cash investment at the Closing, to purchase such convertible preferred stock, on terms and conditions which will be identical to the offer and sale of any preferred stock to investors other than such partners, provided that any such rights of first preference shall be made only and if to the extent permitted by applicable federal, state and securities laws and that the terms of any such rights of first preference shall only be in a manner determined fair and equitable to the Company.

     On June 1, 1998 the Company purchased for $1,372,000 the building and other improvements constituting the Blackman Plaza from Blackman Plaza Partners in which Mr. Slomowitz is the sole general partner (owning a one percent economic interest). The Company was already the owner of the land. Payment for the building and other improvements was made with the proceeds from a financing with CS First Boston (this debt was subsequently retired following the RDC Transaction) and the application of ground rent in arrears totaling $496,000 due the Company.

     The Company leases office space from Mr. Slomowitz under the terms of a noncancellable 10-year operating, triple net lease expiring in June 2003 and which currently provides for annual rent of $117,000 with annual escalations based on increases in the consumer price index. Rent expense was $112,000 for the year ended December 31, 1998.

                          ANNUAL SHAREHOLDERS REPORT

     A copy of the Company's Annual Report to Shareholders was previously provided to each shareholder of the Company. Upon written request of any record or beneficial owner of Common Shares of the Company whose proxy was solicited in connection with the Annual Meeting, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K, as amended for the year ended December 31, 1998. A request for a copy of such Annual Report on Form 10-K should be made in writing, addressed to Acadia Realty Trust, 20 Soundview Marketplace, Port Washington, New York 11050, (516) 767-8830,
Attention: Robert Masters.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Trustees does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed proxy intend to vote the shares represented by them in accordance with their best judgement in respect to any such matters.

                         COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Exchange Act requires the Company's officers and trustees and persons who own more than ten percent of the Common Shares (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of these reports. Based on the Company's review of the copies of these reports received by it, the Company believes that all filings required to be made by the Reporting Persons for the period January 1, 1998 through December 31, 1998 were made on a timely basis.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     All proposals of any shareholder of the Company which the holder desires be presented at the next annual meeting of Shareholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than January 1, 2000. Proxies solicited by the Company for the next annual meeting of Shareholders may confer discretionary authority to vote on any proposals submitted after March 16, 2000 without a description of such proposals in the proxy materials for that meeting. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.


                                   By order of the Board of Trustees,


                                   /s/ Robert Masters
                                   -----------------------------------
                                   Robert Masters, Secretary

                              ACADIA REALTY TRUST
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 JUNE 16, 1999

                       This Proxy is Solicited on Behalf
                            of the Board of Trustees

     The undersigned hereby constitutes and appoints Ross Dworman, Kenneth F. Bernstein and Robert Masters, Esq., or any one of them, as proxies, with full power of substitution, to vote all common shares of beneficial interest of Acadia Realty Trust (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held at the offices of Donaldson, Lufkin & Jenrette, which are located at 277 Park Avenue, New York, NY 10172 at 10:00 o'clock a.m. local time, on June 16, 1999, or at any adjournments or postponements thereof.

               THIS PROXY IS ON BEHALF OF THE BOARD OF TRUSTEES.
                 (Continued and to be signed on reverse side.)



--------------------------------------------------------------------------------

A   |X| Please mark your
        votes as in this
        example using
        dark ink only.

--------------------------------------------------------------------------------

                                                   WITHHOLD
1. TO ELECT                  FOR                   AUTHORITY
   SEVEN                all nominees        to vote for all nominees
   TRUSTEES            listed at right          listed at right

(INSTRUCTION: To withold authority to vote for any individual nominee, strike a line through the nominee"s name in the list at right.)



THE BOARD OF TRUSTEES RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES AND EACH OF THE PROPOSALS LISTED BELOW.

                                                                                   FOR     AGAINST    ABSTAIN
Nominees: Ross Dworman                 (2) TO RATIFY THE APPOINTMENT OF            /  /     /  /       /  /
          Kenneth F. Bernstein             ERNST & YOUNG LLP AS INDEPENDENT
          Martin L. Edelman., Esq.         AUDITORS FOR THE COMPANY FOR THE
          Marvin J. Levine, Esq.           FISCAL YEAR ENDING DECEMBER 31, 1999.
          Lawrence J. Longua
          Gregory White                (3) TO APPROVE THE COMPANY'S 1999 SHARE     /  /     /  /       /  /
          Marvin Slomowitz                 INCENTIVE PLAN.

                                       (4) TO TRANSACT SUCH OTHER BUSINESS AS      /  /     /  /       /  /
                                           MAY PROPERLY COME BEFORE THE MEETING.





________________________ Date____________________1999_____         __________________________ Date____________________1999_____
        SIGNATURE                                                   SIGNATURE IF HELD JOINTLY

Please sign exactly as name appears on the certificate or certificates representing shares to be voted by this proxy, as shown on the label above. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If a corporation, please sign full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person(s).